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                                                                   EXHIBIT 10.13

                            REPRESENTATION AGREEMENT

      This Representation Agreement (the "Agreement") is dated as of July 28, 2004 (the "Effective Date"), and is made by and between Teknik Digital Arts Inc. a Nevada corporation, with offices at 7377 E. Doubletree Ranch Road, Suite 270, Scottsdale, Arizona 85258 ("TDA"), and Gaylord Sports Management ("GSM") with offices at 14646 N. Kierland Blvd., Suite 230, Scottsdale, Arizona 85254 with respect to certain services provided by GSM as described herein. The parties hereby agree to the following terms and conditions in connection with such services.

      1. Services. GSM agrees to assist TDA in connection with licensing professional athletes and sponsors for TDA's sports video games. TDA agrees to appoint GSM as its exclusive representative for all baseball and golf related licensing and sponsorships.

      2. Compensation. The parties agree that GSM will be compensated by separate arrangement with the professional athlete Client for its professional fees in connection with the license agreement. If professional athlete is unwilling to compensate GSM as part of the license agreement, TDA will compensate GSM a fee of 10% of the value of the agreement. In addition, TDA will compensate GSM 20% of all video game sponsorships GSM places. All compensation shall be paid quarterly. Upon the execution of this agreement TDA will issue GSM 250,000 shares of TDA common stock.

      3. Audit. TDA shall keep accurate books of account and records at its principal place of business covering all transactions relating to the License granted herein. GSM shall have the right to engage an independent accounting firm to examine the TDA's sales information and all other books and records necessary to establish the accuracy and timeliness of the royalty statements required hereunder. Such examination shall be at the premises of TDA on ten (10) working days written notice and during normal business hours. The information provided to GSM by the accounting firm will be the net sales and the application of the appropriate royalty rate to calculate royalties due. The accounting firm shall be required to take reasonable steps to hold all TDA information confidential. Details of the review and all work papers and related supporting data pertaining to the review will be held confidential by the accounting firm and will not be shown, divulged, or delivered directly or indirectly to GSM or any third party. The accounting firm shall be bound by a non-disclosure agreement in the form to be provided by TDA to ensure compliance with this paragraph. The examination may be conducted not more than once a year. If it is determined that TDA has made any Royalty underpayment which is greater than five percent (5%) for any Royalty Period, the TDA shall reimburse GSM for the costs and expenses of such audit.

            Upon request by GSM, but not more than once each year, TDA shall, at its own cost, furnish to GSM within thirty (30) days after such request a detailed statement, prepared by TDA's Chief Financial Officer, setting forth the number of Products manufactured from the later of the commencement of this Agreement or the date of any previous such statement up to and including the date of GSM's request therefore and also setting forth the pricing information for all Products (including the number and description of the Products) shipped, distributed and sold by TDA during the aforementioned time period.

All books of account and records of TDA covering all transactions relating to the TDA shall be retained by the TDA until at least two (2) years after the expiration or termination of the Term for possible inspection by GSM.

      4. Term. GSM's services shall begin on or about July 12, 2004, as agreed by the parties and continue for a three (3) year period.

      5. Confidentiality. GSM and TDA recognizes that certain confidential information concerning the each other's business will be furnished to each party and agrees to keep this information confidential.

      6. Independent Contractor. The parties agree that GSM is an independent contractor to TDA and will not be deemed an employee of TDA for any purpose whatsoever.

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      7. Assignment. Neither of the parties hereto shall assign or transfer its interest in this Agreement or any portion thereof without the prior written consent of the other party except that (i) TDA may assign or transfer its rights and obligations under this Agreement to a subsidiary or entity controlling, controlled by or under common control with TDA (an "Affiliate") or to any entity that acquires all or substantially all of the assets of TDA or more than 50% of the current outstanding voting stock of TDA and (ii) GSM shall be entitled to assign the right to receive any compensation received hereunder to a third party without the prior written consent of TDA, subject to restrictions of applicable law.

      8. Severability. The various provisions and subprovisions of this Agreement are severable and if any provision or subprovision or part thereof is held to be unenforceable by any court of competent jurisdiction, then such enforceability shall not affect the validity or enforceability of the remaining provisions or subprovisions or parts thereof in this Agreement.

      9. Entire Agreement/Governing Law. This Agreement (including Exhibit A) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, and may not be modified or amended except in writing signed by both parties. The laws of the State of Arizona excluding that body of law controlling conflicts of law, will govern all disputes arising out of or relating to this Agreement.

      10. Applicable Law and Disputes. This Agreement shall be governed by the laws of the State of Arizona applicable to agreements fully executed and performed therein. Any claims arising hereunder or relating hereto shall be prosecuted only in the appropriate court of the State of Arizona or in the applicable United States District Court and neither party shall make any claim or demand in any other jurisdiction forum. Each party waives its right to a trial by jury and agrees to the jurisdiction of the judge in the appropriate Court as governed by the State of Arizona. The parties consent to the personal jurisdiction of such courts and to the service of process by mail.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Effective Date by signing below:

TEKNIK DIGITAL ARTS INC.                   GAYLORD SPORTS MANAGEMENT

By: /s/ John Ward                          By: /s/ R. Steve Loy
    --------------------------                 -------------------------
    Name: John Ward                            Name: R. Steve Loy
    Title: Chairman                            Title: President and CEO
    Date: August 6, 2004                       Date: August 5, 2004

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